                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  FORM 12b-25
                          Notification of Late Filing

                                                    ---------------------
                                                       SEC FILE NUMBER
                                                           0-13914
                                                    ---------------------

                                                    ---------------------
                                                         CUSIP NUMBER
                                                          896712 20 5
                                                    ---------------------
(Check one)

/X/  Form 10-K and Form 10-KSB      / /  Form 20-F
/ /  Form 11-K     / /  Form 10-Q and Form 10-QSB   / /  Form N-SAR

        For Period Ended:  June 25, 1999
                           -------------

/ /  Transition Report on Form 10-K
/ /  Transition Report on Form 20-F
/ /  Transition Report on Form 11-K
/ /  Transition Report on Form 10-Q
/ /  Transition Report on Form N-SAR

        For the transition period ended ____________________

        Nothing in this form shall be construed to imply that the Commission has verified any information contained herein.

        If the notification relates to a portion of the filing checked above, identify the item(s) to which the notification relates:_________________________

                                    PART I
                            REGISTRANT INFORMATION

Full Name of Registrant: Trio-Tech International
                         -----------------------

Former Name, if Applicable:_____________________________________________________

Address of Principal Executive Office (Street and Number):  355 Parkside Drive
                                                            ------------------

City, State and Zip Code: San Fernando, California 91340
                          ------------------------------

                                    PART II
                            RULE 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort or expense and the Registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate.)

     /X/ (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     /X/ (b) The subject annual report, semi-annual report, transition report on Form 10-K, 20-F, 11-K or N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

     / / (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

                                   PART III
                                   NARRATIVE

State below in reasonable detail the reasons why Form 10-K and 10-KSB, 20-F, 11-K, 10-Q and 10-QSB, N -SAR, or the transition report or portion thereof could not be filed within the prescribed time period.

     Due to severe health problems of the Corporate Controller beginning at or about fiscal year end, there was a delay in the start of preparation of the Form 10-K and the financial information required to be included therein. Accordingly, Registrant was not able to assemble all of the required information by the filing date for the Form 10-K. Registrant believes that it now has all of the required information and anticipates that it will complete and file the Form 10-K within the extended period.

                                    PART IV
                               OTHER INFORMATION

     (1) Name and telephone number of person to contact in regard to this notification: Dale C. Cheesman, Corporate Secretary and Corporate Controller,
               ---------------------------------------------------------------
(818) 365-9200.
---------------

     (2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the Registrant was required to file such report(s) been filed? If the answer is no, identify report(s).

                                                           /X/  Yes     / /  No

     (3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?

                                                           / /  Yes     /X/  No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.



                            TRIO-TECH INTERNATIONAL
              --------------------------------------------------
               (Name of Registrant as specified in its charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

Date: September 24, 1999            By: /S/DALE C. CHEESMAN
                                    -------------------
                                    Dale C. Cheesman,
                                    Corporate Secretary and Corporate Controller

                                      -3-